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Chris Doll (Investor Relations) August 10, 2020
Christopher.Doll@53.com | 513-534-2345
Ed Loyd (Media Relations)
Edgar.Loyd@53.com | 513-534-6397

Fifth Third Bancorp Announces Redemption of Senior Bank Notes due October 30, 2020
CINCINNATI – Fifth Third Bancorp (Nasdaq: FITB) today announced that Fifth Third Bank, National Association has submitted a redemption notice to the issuing and paying agent for redemption of all of the Bank’s outstanding 2.200% fixed rate senior notes due October 30, 2020 (CUSIP 31677QBK4) issued in the principal amount of $750 million and senior floating rate notes due October 30, 2020 (CUSIP 31677QBL2) issued in the principal amount of $300 million. The notes will be redeemed on September 30, 2020, pursuant to their terms and conditions for an amount equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

About Fifth Third Bancorp
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of June 30, 2020, the Company had $203 billion in assets and operated 1,122 full-service Banking Centers, and 2,456 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. In total, Fifth Third provides its customers with access to approximately 53,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2020, had $405 billion in assets under care, of which it managed $49 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”